Exhibit 3.1

BARBARA K.CEGAVSKE
Secretary of State
202 North Carson Street,
Carson City, Nevada 89701-4201	Filed in the office of	Document Number
(775) 684-5708	/s/ Barbara K. Cegavske	20160501363-57
Website: www.nvsos.gov	Barbara K. Cegavske	Filing Date and Time
	Secretary of State	11/16/2016 1:33 PM
	State of Nevada	Entity Number
Certificate of Amendment		E0112802014-1
(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY – DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation

For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After issuance of Stock)

1. Name of corporation:
Legacy Ventures International, Inc.

2. The articles have been amended as follows: (provide article numbers, if available):

3. (a) REVERSE STOCK SPLIT: Effective upon the filing of this Certificate of Amendment, each 1000 shares of common stock (“Common Stock”) of the corporation issued and outstanding shall automatically be converted, without any action on the part of the holders thereof, into one share of fully paid and nonassessable Common Stock of the corporation (the “Stock Split”). This Stock Split shall be effected on a certificate-by- certificate basis and all fractional shares shall be rounded up to the next whole share.

(b) Article 3 Shares: 100,000,000 Shares of Common Stock, Par value $.0001 per share.

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power or such greater proportion of the voting power as may be required in the case of a vote by classes or series , or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 56.9%

4. Effective date and time of filing: (optional)	Date:	Time:
(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X
Signature of Officer

*if any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote. In addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Amend Profit-After
Revised: 1-5-15